Exhibit 99.1

Reliant Bancorp, Inc. Announces Appointment of New Executive Officers

Brentwood, Tenn. – (June 22, 2020) – Reliant Bancorp, Inc. (the “Company”) (Nasdaq: RBNC), the parent company for Reliant Bank, announced today that John R. Wilson has been named President of the Company and Reliant Bank. Mr. Wilson joined Reliant Bank in 2005 and most recently served as Chief Loan Officer. DeVan Ard, Jr. will continue to serve as Chairman and Chief Executive Officer of both the Company and Reliant Bank. “We are excited to name John as our President,” stated Mr. Ard. “He is a proven leader and team builder with over 30 years of banking experience in Middle Tennessee. In his new role he will oversee the day to day sales and service operations of Reliant Bank, and will report directly to me. This move also aligns our management team to be more effective as we continue to grow and add scale.”

Reliant Bank also announced that Mark Ryman has been appointed to succeed Mr. Wilson as Chief Loan Officer, and that Bill Fitzgerald has been appointed Chief Risk Officer. Mr. Ryman, who joined Reliant Bank in 2005, most recently served as Williamson and Davidson County Market President. Before joining Reliant Bank in 2019, Mr. Fitzgerald had over 35 years of experience in public accounting. He came most recently from Carr, Riggs and Ingram, LLC, where he served as an audit partner in the financial institutions group.

Contact

DeVan Ard, Jr., Chairman and CEO, Reliant Bancorp, Inc. (615.221.2087)

About Reliant Bancorp, Inc.

Reliant Bancorp, Inc. (Nasdaq: RBNC) is a Brentwood, Tennessee-based financial holding company which, through its wholly owned subsidiary Reliant Bank, operates banking centers in Cheatham, Davidson, Hamilton, Hickman, Maury, Montgomery, Robertson, Rutherford, Sumner, and Williamson counties, Tennessee. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending, and mortgage products and services to business and consumer customers. For additional information, locations, and hours of operation, please visit www.reliantbank.com.

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